ADDENDUM NO 1 – M.V. "Nikiforos"

Dated: **27th of February 2018**

Messrs.

Poseidon Navigation Corp. of Marshall Islands, Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshal Island 96960

(the "Sellers")

Messrs.

Conquistador Shipping Corporation
Post Box 583, Morton House, Government Road, Charlestown, Nevis.

(the "Buyers")

For the Vessel:

M.V. "Nikiforos" which to be renamed to "Boston Grey" Ex "Go Trader" Ex "Talisman" ex "Ever Dignity"
IMO No. "9108116"

Hereinafter called the **"Vessel"**

Have agreed to amend the Memorandum of Agreement dated 28th of November 2016 and the ANNEX I, as follows:

Clause 5 of the MOA: PLACE AND TIME OF DELIVERY

Lines 223 and 224 are amended to read as follow: "Buyers' option. Expected time of delivery between 1st April 2018 and 30th May 2018 in Sellers' option. Date of cancelling 31st May 2018 in Buyers' option. Sellers to synchronize"

Clause 8 of the MOA: CANCELATION OPTION

Line 324: the wording "latest within 30 running das prior to the cancelling date" is replaced with "latest prior the cancelling date".

Clause 26 of the MOA: INTEREST

In line 671 following is inserted: "The Partial refund of the deposit should terminate when the balance of the Deposit after all partial refunds amounts to USD 800,000 (say United States Dollars Eight Hundred Thousand only).".

Clause 4 of the Annex I:

Line 105: It is inserted that "Sellers' Managers are :

MIM MARITIME INC
TRUST COMPANY COMPLEX AJELTAKE ROAD,
AJELTAKE ISLAND MAJURO,
MARSHALL ISLANDS MH9696
GREEK BRANCH LAW 89/67
L. POSEIDONOS 18
PO 17674 KALLITHEA"

Insert new clause:

32. RIGHT OF NOMINATION/SUBSTITUTION

The Buyers can assign all their rights to a different company, which they can nominated at any time, including when Sellers giving notices for delivery, or at the time of cancelation of the Agreement by the Sellers. The company to be nominated by the Buyers to be mentioned in an addendum which to be executed by both the Sellers and the Buyers and replacing the Buyers as per this Agreement, i.e. Conquistador Shipping Corporation.

The Buyer currently has a mortgage registered in it's favour dated December 07, 2016 recorded with the Liberian Registry for an amount of USD 2,000,000 (United States Dollar Two Million Only). In the event that the Buying Company of the Vessel is changed from Conquistador Shipping Corporation ("the Mortgagee") to any other Company, the rights of the Mortgagee shall stand transferred and/or subrogated in favour of the substitute Buying Company.

All the other terms of the Memorandum of Agreement and documents related with the same remain in full force and effect.

FOR THE SELLERS	FOR THE BUYERS
[signature]	[signature]
Name: ANTONIOS BERTSOS	Name: [illegible] P. OLIVEROS
Title: CEO	Title: ATTORNEY - IN - FACT
Date: MARCH 16, 2018	Date: MARCH 16, 2018